Exhibit 99.1

EvergreenBancorp Reports First Quarter 2009 Results

SEATTLE, WA.--May 15, 2009 -- EvergreenBancorp, Inc. (OTCBB:EVGG), the holding company for EvergreenBank, today reported net income of $108,000 or $0.04 per diluted share for the quarter ending March 31, 2009. This compares to net income of $3.9 million or $1.52 per diluted share in the first quarter of 2008, which was made up of after-tax gains totaling $3.8 million, or $1.50 per share that resulted from the Company's ownership in Visa, Inc. common stock, and $44,000 or $0.02 per diluted share in non-Visa related earnings. Earnings in the first quarter of 2008 were reduced by higher-than-usual loan loss provisioning in that quarter.

"We have taken strong measures to successfully manage through these difficult times," said Gerald O. Hatler, EvergreenBancorp president and chief executive officer. "We continue to benefit from expense reductions we began implementing in the second half of last year and are focused on strategies to grow revenue to return the Bank to more profitable operations. However, weakening economic conditions continue to challenge performance and our results reflect increases in nonperforming loans."

The provision for loan losses for the quarter ended March 31, 2009 was $55,000, an unusually low amount that was the result of the Company incorporating first quarter 2009 credit trends in its $9.1 million fourth quarter of 2008 provision. This compares to $1.8 million in the year-earlier quarter. "As we continue to operate in this recessionary environment without a clear sense of when recovery will begin, we expect to continue to see challenges to our loan portfolio and will provision as necessary," noted Mr. Hatler.

EvergreenBank's allowance for loan losses was $10.1 million at March 31, 2009 or 2.39% of total loans as compared to $10.5 million or 2.48% of total loans at December 31, 2008. Total nonperforming loans at March 31, 2009 were $29.6 million or 6.97% of total loans as compared to $24.0 million or 5.67% of total loans at December 31, 2008. Net charge-offs for the quarter were $411,000 or less than 0.1% of average loans for the quarter ended March 31, 2009 as compared to $4.7 million or 1.10% of average loans for the quarter ended December 31, 2008.

Total assets at March 31, 2009 were $489.1 million as compared to $461.6 million at December 31, 2008. Cash and cash equivalents increased to $40.1 million as compared to $8.4 million at December 31, 2008, due to the Company increasing its cash and investments position to improve its liquidity position in the current economic environment. Total loans at the quarter-end were $424.3 million as compared to $422.7 million at December 31, 2008.

Total revenue (net interest income plus noninterest income before the provision for loan losses) in the quarter ending March 31, 2009 was $3.9 million, which compares to the year-earlier quarterly revenue of $10.0 million, consisting of net interest income of $4.0 million, $5.6 million in Visa-related gains and $436,000 in non-Visa related earnings. Net interest income for the quarter was $3.5 million as compared to $4.0 million for the year-earlier quarter, and noninterest income for the quarter was $381,000 which compares to $6.0 million in the year-earlier quarter.

Noninterest expense increased to $3.7 million in the first quarter as compared to $3.3 million in the first quarter of 2008. "Although we continue to carefully manage expenses we have seen FDIC insurance premiums increase dramatically," said Mr. Hatler, "and our legal, regulatory and audit costs have increased as well. This led to the overall modest increase in noninterest expense but we are pleased with our ongoing efforts to reduce expenses."

The Company continued to experience strong core deposit growth, with deposits increasing to $387.0 million at March 31, 2009 as compared to $358.9 million at December 31, 2008. New deposits increased in all categories as the Bank continues to benefit from long-time, loyal customers continuing to consolidate their deposit relationships from other financial institutions to EvergreenBank, as well as new customers bringing deposits to the Bank to ensure full FDIC coverage.

Founded in 1971, EvergreenBank is a wholly-owned subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank serves the Puget Sound region with branches in Seattle, Bellevue, Lynnwood, Federal Way and Kent. The Bank focuses on general commercial banking business, offering commercial banking services to small and medium-size businesses, professionals and retail customers. Visit www.EvergreenBancorp.com to learn more.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about management's plans, objectives, expectations and intentions that are not historical facts, and other statements and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. For a full discussion of factors that could cause actual results to differ materially from the anticipated results or other expectations in the forward-looking statements, including those set forth in this news release, please refer to our Securities and Exchange Commission Form 10-K for the fiscal year ended December 31, 2008.

Contacts:

EvergreenBancorp, Inc.

Gordon Browning

Executive Vice President and Chief Financial Officer

206-749-7350